EXHIBIT 16








February 19, 1996


Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We are currently the principal accountants for Thomas Industries Inc.; however, we have been informed by management that our appointment as principal accountants will be terminated upon completion of our audit of the consolidated financial statements of Thomas Industries Inc. and subsidiaries as of and for the fiscal year ended December 31, 1995.

We have read Thomas Industries Inc.'s statements included under Item 4 of its Form 8-K dated February 7,1996, and we agree with such statements, except that we are not in a position to agree or disagree with the Company's statement in
Item 4(a) that the change was made by the Board of Directors, upon the recommendation of the audit committee.

We will notify you upon completion of our audit in the event that there are any matters that are inconsistent with the statements made by the Company under Item 4 of the Form 8-K.

Very truly yours,



/s/ KPMG Peat Marwick LLP